Exhibit 14
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Prospectus/Information Statement on Form N-14 of our report dated November 20, 2015, relating to the financial statements and financial highlights which appears in the September 30, 2015 Annual Report to Shareholders of Virtus Dynamic Trend Fund and Virtus Equity Trend Fund, each a series of Virtus Opportunities Trust, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Information Statement.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 7, 2015